UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.               )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS MANAGEMENT, L.L.C. JOHNNY GUERRY TERRELL T. PHILEN, JR.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-

		Phillip M. Goldberg Foley & Lardner LLP 321 North Clark Street Suite 2800 Chicago, IL 60654-5313 (312) 832-4549	Peter D. Fetzer Foley & Larder LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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Filed by Clover Partners, L.P.

The Participants (as defined below) have made available a presentation regarding the proxy solicitation.  A copy of the presentation is attached hereto.  The presentation is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended, by the Participants.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intends to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Partners Management, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. filed with the SEC on April 13, 2016, which is incorporated herein by reference.

[See attached presentation]

Financial Institutions, Inc. (FISI)
Presentation to ISS
May 12, 2016
Clover Partners LP

Business Overview
❑ Financial Institutions, Inc. (“FISI” or “Company”) operates as the bank holding company for Five Star Bank that provides banking products and services to individuals,

families, and businesses in Western New York.
❑ FISI’s loan portfolio is comprised of commercial real estate loans, residential real estate loans secured by one-to-four-family residences, residential and commercial construction loans, commercial and industrial loans, home equity lines-of-credit, fixed rate home equity loans, and other personal consumer loans. It also engages in buying,

selling, holding, and dealing in securities.
❑ FISI offers its products and services through 51 branches located throughout its market and is headquartered in Warsaw, New York.

Timeline
❑ On August 11, 2015, Clover began accumulating shares of the Company’s common stock.
❑ On November 11, 2015, Representatives of Clover met with the CEO and CFO of FISI at the

Sandler O’Neil Conference. Clover expressed our dismay with the SDN acquisition and related dilution (30 year earn back). FISI’s representatives responded by stating that future fee-based acquisitions would be bolt-on transactions to SDN, and there would be no new platform acquisitions with high levels of tangible book value dilution.
❑ On November 30, 2015, FISI’s CFO had a telephone conversation with Mr. Shafir after the

Company had issued a press release announcing that it was acquiring Courier Capital. Mr. Shafir reiterated Clover’s concerns over FISI’s latest acquisition due to the tangible book value dilution and earn back metrics that were emphasized at the meeting on November 11, 2015 meeting.
❑ On December 16, 2015, Clover jointly filed a Schedule 13D that its affiliates had together become the beneficial owners of approximately five and two tenths percent (5.2%) of the issued and outstanding shares of the Company’s common stock. Clover also sent a letter to the Board of

Directors of the Company expressing its concerns over FISI’s dilutive acquisitions and urging the

Company to explore a sale of the bank.

Timeline (cont.)
❑ On January 28, 2016 Members of FISI’s executive management team met with Mr. Guerry

(Managing Partner) and Michael Mewhinney (Partner) of Clover Partners, L.P., to further discuss the Company’s business and strategy. At this meeting, Mr. Guerry expressed his interest in being appointed or nominated to the Company’s Board.
❑ On February 10, 2016, FISI indicated to Mr. Guerry that the Board’s Nominating and Governance

Committee would consider Mr. Guerry as a director candidate under the Company’s standard process for evaluating director candidates.
❑ On March 4, 2016, members of the Nominating and Governance Committee conducted an in-

person interview of Mr. Guerry.
❑ On March 25, 2016, representatives of the Company and the Board’s Nominating and Governance

Committee reached out to Mr. Guerry to inform him that FISI had decided not to appoint or nominate Mr. Guerry as a member of the Company’s Board. The committee stated that they worried his addition to the board could signal the bank was for sale and scare off customers, which was the first time this issue had ever been raised.

Timeline (cont.)
❑ On April 1, 2016, the Clover Group delivered a letter to the Company to provide notice of its intention to nominate two director candidates, including Mr. Guerry, for election to the Board at the

2016 Annual Meeting
❑ On April 26, 2016, FISI reported 1Q16 earnings results and disclosed that by March 31, 2016, the company had already spent $360,000 of an estimated $1.8 million they would spend dealing with an activist shareholder. How could they have already spent $360,000 by March 31 when they didn’t even reject Mr. Guerry until March 25?

Why Change is Needed?
❑ In the last 18 months, FISI has purchased two fee-based businesses which have destroyed approximately $24 million of shareholders’ tangible capital, and we estimate this is worth

$52.25 million - $56 million in lost value to shareholders in the event of a sale of FISI.

Furthermore, the board is now representing they believe this is a solid strategy and intends to continue on this path.
❑ FISI faces profitability challenges and is low on tangible common capital.
❑ We believe FISI has poor corporate governance, poor compensation incentives and has taken numerous actions to thwart our efforts as one of FISI’s largest shareholders to obtain board representation.
❑ FISI’s board determined they would rather spend $1.8 million of shareholders’ money in a proxy contest than add merely one representative from Clover as a director. Notably, Clover owns a greater percentage of FISI (5.5%, $22.5 million) than the entire board of directors combined.
❑ It appears FISI’s stock price has reacted favorably to Clover’s involvement.

Fee-Based Acquisitions
❑ In 2014, FISI acquired Scott-Danahay Naylon (SDN), which is an insurance brokerage firm. This acquisition resulted in the dilution of approximately $19.3 million in shareholders’ tangible common equity. The earn-back associated with this dilution was estimated at 20 years.
❑ At year-end 2015, FISI took an impairment charge on SDN, and we now estimate the earn back will be 30 years.
❑ On November 11, 2015, FISI’s management team represented to Clover that any future deal would be a bolt on, intended to help justify the economics of the SDN acquisition.
❑ Approximately three weeks later, FISI purchased Courier Capital, which is a wealth management business. The $4.5 million of dilution from this deal will take approximately eight years to earn-back.
❑ Management now indicates they are comfortable with this strategy and intends to pursue future fee-based businesses.

Company	Ticker	State	Cls. Price 5/11/16	Total Assets ($Mil)	Mkt. Cap ($Mil)	Cal. P/E Ratio (x) 2016	Cal. P/E Ratio (x) 2017	Est. 2016 ROA%	Implied 2016 ROTCE%	P/TBV	TCE/TA MRQ	Core Dep./ Total Dep.	Div. Yield
Community Bank System, Inc.	CBU	NY	$39.02	8,616	1,720	17.1	16.4	1.18	13.2	240%	8.7%	89%	3.2%
TrustCo Bank Corp NY	TRST	NY	$6.38	4,763	608	14.8	14.5	0.86	9.1	144%	8.9%	72%	4.1%
Arrow Financial Corporation	AROW	NY	$28.22	2,479	367	14.2	13.6	1.03	12.6	187%	8.0%	91%	3.5%
Merchants Bancshares, Inc.	MBVT	VT	$28.88	1,964	182	12.4	11.7	0.81	10.5	126%	7.4%	85%	3.9%
Evans Bancorp, Inc.	EVBN	NY	$23.60	990	101	12.6	10.8	0.81	9.0	120%	8.6%	86%	3.2%
Tompkins Financial Corporation	TMP	NY	$63.86	5,765	959	16.5	15.2	1.00	12.8	221%	7.7%	81%	2.8%
NBT Bancorp Inc.	NBTB	NY	$27.97	8,473	1,199	15.8	15.1	0.92	12.3	200%	7.3%	87%	3.1%
Mean					**734**	**14.8**	**13.9**	**0.94**	**11.4**	**177%**	**8.1%**	**84%**	**3.4%**
Median					**608**	**14.8**	**14.5**	**0.92**	**12.3**	**187%**	**8.0%**	**86%**	**3.2%**
Financial Institutions, Inc.	**FISI**	**NY**	**$27.73**	**3,517**	**402**	**14.8**	**13.7**	**0.80**	**12.3**	**183%**	**6.4%**	**77%**	**2.9%**

Source: SNL Financial

8

FISI’s Profitability and Capital levels
- FISI’s valuation is rich, given it’s profitably, and capital levels are thin

%
FISI Core ROAA
Peer Median Core ROAA
1.05
1.00
0.95
0.90
0.85
0.80
0.75
Cal. 2012
Cal. 2013
Cal. 2014
Cal. 2015
2016Q1

%
FISI Core ROAE
Peer Median Core ROAE
11.5
11.0
10.5
10.0
9.5
9.0
8.5
Cal. 2012
Cal. 2013
Cal. 2014
Cal. 2015
2016Q1

%
FISI Eff. Ratio
Peer Median Efficiency Ratio
65.0
64.0
63.0
62.0
61.0
60.0
59.0
58.0
Cal. 2012
Cal. 2013
Cal. 2014
Cal. 2015
2016Q1

%
FISI NIM
Peer Median NIM
4.00
3.80
3.60
3.40
3.20
3.00
Cal. 2012
Cal. 2013
Cal. 2014
Cal. 2015
2016Q1

FISI underperforms peers

Reference peers on slide 8

Relative Return on Average Equity (ROAE), 20%
Net Charge-Offs (NCO), 20%
Relative Return on Average Assets (ROAA), 20%
Earnings Per Share (EPS), 40%

FISI’s compensation policies are misaligned
with shareholders

In FISI’s 2016 proxy statement, the Company outlines the performance metrics for the Annual
Cash Incentive Plan awarded to management. Based on the metrics in the exhibit below, management is incentivized to bolster Relative Return on Average Equity (ROAE), Relative
Return on Average Assets (ROAA) and meet a certain earnings per share (EPS) threshold.
These three criteria account for 80% of the factors evaluated to award management’s annual variable cash compensation. While management is clearly incentivized to bolster the aforementioned metrics to receive annual bonuses, they are not held accountable for the shareholder value destruction resulting from acquisitions like the recent fee-based deals. FISI’s two fee income acquisitions destroyed nearly $24 million in tangible common equity while management prospered by bolstering return metrics associated with their annual incentive plan.

Total Return Performance
Financial Institutions, Inc.
NASDAQ Composite
SNL Bank $1B-$5B Index
220
200
180
160
140
120
100
80
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/1.

Source: FISI 10K Filing

Index	Period Ending 12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Financial Institutions, Inc.	100.00	87.62	104.55	143.79	151.22	173.96
NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40
SNL Bank $1B-$5B Index	**100.00**	**91.20**	**112.45**	**163.52**	**170.98**	**191.39**

Source: FISI 10K Filing

11

Total Return Performance

1, 3, and 5 Year Total Return Performance
(TRP)

                                                                                    FISI                                                                                                       SNL U.S. Bank $1-$5 Billion Index
 1 Yr. TRP  15.04%     11.94%
          3 Yr. TRP  66.38%                                     70.20%%
 5 Yr. TRP                                                 73.96%                                                                                                       91.39%

This contest could have been avoided, and the facts
suggest that FISI did not deal with us in good faith
❑ FISI’s board determined they would rather spend $1.8 million of shareholders’

money in a proxy contest than add one representative from Clover as a director.

Notably, Clover owns a greater percentage of FISI (5.5%, $22.5 million) than the entire board of directors combined.
❑ On November 11, 2015 FISI’s management represented to Clover there would be no future platform deals, while seemingly in talks to acquire another platform.
❑ FISI spent six weeks evaluating Mr. Guerry as a candidate while simultaneously contacting shareholders’ and gauging their views in the event of a proxy contest.
❑  On March, 25 FISI’s committee rejected Mr. Guerry as a nominee and said the primary reason was around his public statement (made in December of 2015)

calling for a sale of the bank, which they worried could scare off customers.
❑ In FISI’s proxy, they now cite a lack of specific qualifications but do not hold their candidates to the same standards

Contest could have been avoided (cont.)
❑ In FISI’s 1Q16 earnings report, they disclosed the bank had already spent

$360,000 by March 31, 2016 dealing with an activist shareholder. How is that possible if they were seriously evaluating Mr. Guerry and did not reject him until

March 25, 2016? Furthermore, Clover did not even submit our intent to nominate until April.
❑ After Clover filed our intent to nominate, FISI sent us a letter saying they would potentially be amenable to adding a mutually acceptable director, who had no relationship with either party, which rules out major shareholders, and shared their view on “long-term” value.
❑ FISI has refused to give us shareholder lists arguing legal deficiency in our demand and forced us to sue to attain the records.

Financial Institutions, Inc. - Price Change (%)

FISI (+16.06%)
KBW Nasdaq Bank (-12.94%)
Price Change (%)
20
10
0
-10
-20
-30
Jan 2015
Mar 2015
May 2015
Jul 2015
Sep 2015
Nov 2015
Jan 2016
Mar 2016
+4.7%
-14.5%
Clover 13D Filing 12/16/2015

FISI’s stock price seems to be reacting
favorably to our involvement

HBNK Share Price 1/17/2007 - 9/11/2014
$18.00
Clover Nominates Candidates 2014
Clover's Involvement
-9.1%
$16.75
Current Board & Management
+38.2%
$16.37
$12.82
+1.6%
$13.02
1/17/2007 IPO
10/16/2012 13D
10/25/2013 Stock Peak
11/7/2013 Clover Loses Election
9/11/2014

FISI’s stock price seems to be reacting
favorably to our involvement (cont.)

Source: Clover’s definitive proxy statement
- Based on our past experience, logic would suggest that a loss by our candidates may result in an unfavorable reaction in the stock price and thus a lower shareholder return.
This logic played out in a prior proxy contest that we ran.  See below.

Potential Terminal Valuation	$34	$36
Price/current TBV	224%	237%
Est. cost saves in transaction	25%	25%
Expense saves as measured by EPS (tax effected)	$1.01	$1.01
Current 2017 EPS estimates	$2.03	$2.03
Potential earnings with cost saves	$3.04	$3.04
Price/Earnings	16.7x	17.7x
Price/Earnings with cost saves	11.2x	11.8x

Sale could result in meaningful upside for
shareholders without any execution risk
❑ FISI’s former CEO (Peter Humphrey) has publicly stated he believes a sale is in the best interest of shareholders.
❑ Another member of the Humphrey family recently sent a letter to FISI in opposition of Clover and referenced the spirit of community banking and the positive impact the bank has on the communities of Western NY, which has little to do with maximizing shareholder value.

Questionable corporate governance
practices
❑  FISI incorporates the following shareholder unfriendly corporate governance practices:
 – Classified board.
 – The board is authorized to issue blank check preferred stock.
 – The Company has a plurality vote standard without a director resignation policy
 – The Company requires a supermajority vote to approve mergers or other business combinations.
 – 50.01% of share capital is needed to convene a special meeting

Our Plan
❑Comprehensive strategic analysis- “buy, sell or hold”
❑Halt future acquisitions that result in meaningful dilution with long earn back periods
❑Realign management compensation policies
❑Deep analysis of the bank’s earnings potential and capital

position

Our Nominees
❑ Terrell T, Philen, Jr.:
❑ Since September 2014, Mr. Philen, age 61, has been the Chief Financial Officer of Custom

Extrusions Holdings, LLC.  From 2010 to July 2014, Mr. Philen worked at Alan Ritchey, Inc. &

Affiliates, first from 2010 to 2013 as Chief Financial Officer and from June 2013 to July 2014 as

President and Chief Executive Officer.

Our Nominees (contd.)
❑ Johnny Guerry:
❑ Mr. Guerry, age 34, joined Clover Partners, L.P. in 2004, and was named a partner of the firm in

2007.  Mr. Guerry is the portfolio manager of MHC Mutual Conversion Fund, L.P., which primarily invests in small community banks.  Mr. Guerry has managed the fund since its inception in 2007 and is the managing partner of Clover.  Under his management, the fund has advanced approximately 110% while the SNL bank and thrift index has declined approximately 21% during that same time period. During the course of his career, Mr. Guerry has raised approximately $500 million in capital.  He regularly collaborates with bank management teams and their boards of directors to advise on their strategic direction and suggest ways to improve operational performance.
❑ Mr. Guerry is a graduate of the Southern Methodist University’s Business Honors Program, where he graduated Summa Cum Laude. He is also a member of the Beta Gamma Sigma Business

Honors Society. Beta Gamma Sigma is the highest national recognition a student in business can achieve.